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FOR RELEASE AT 4:05 p.m., Eastern Time
INVESTOR RELATIONS CONTACT:                          Neal Fuller, 206-545-5537
MEDIA RELATIONS CONTACT:                             Paul Hollie, 206-545-3048


                 Safeco Estimates Losses From Hurricane Frances

     SEATTLE - (Sept. 20, 2004) - Safeco (NASDAQ: SAFC) announced today that its pretax catastrophe losses stemming from Hurricane Frances are estimated at $28 million.

     This figure represents the estimated losses both from claims received through Sept. 20, 2004 and future expected claims from policyholders with damage from the storm. The effect on third-quarter net income is estimated at $18 million after tax, or $0.13 per diluted share.

     The estimated pretax losses include:

     o    $13 million in personal lines, primarily homeowners claims

     o    $15 million in small-business claims

     Safeco previously announced that its pretax catastrophe losses stemming from Hurricane Charley are estimated at $45 million. Hurricane Charley's effect on third-quarter net income is estimated at $29 million after tax, or $0.22 per diluted share. The total impact of Frances and Charley on third-quarter net income per share is estimated at $0.35 per diluted share. Safeco does not anticipate reimbursements from the Florida Hurricane Catastrophe Fund or Safeco's property catastrophe reinsurance for damages from either Hurricane Frances or Hurricane Charley.

     Damages from Hurricane Ivan, which hit Gulf Coast states late last week, are being evaluated and estimated losses will be announced at a later date.

     Safeco's National Catastrophe Team remains in force in Florida, helping customers recover from Hurricanes Charley, Frances and Ivan. Additional claims professionals have been deployed to Alabama and surrounding states to support Hurricane Ivan recovery efforts.

     "Hurricane Frances, coming just on the heels of Hurricane Charley, dealt a real blow to our policyholders in Florida, particularly those who were still repairing damage from the first storm. Safeco claims professionals have responded with extraordinary dedication," said Mike McGavick, Safeco chairman and chief executive officer.

     "At this point, we've already made partial or full payments on the vast majority of claims stemming from Charley, and claims from all three events are being processed swiftly, allowing the rebuilding process to begin," McGavick said.

     The company will announce its third-quarter financial results on Oct. 19, 2004.

     Safeco, in business since 1923, is a Fortune 500 property and casualty insurance company based in Seattle. The company sells insurance to drivers, homeowners, and small- and medium-sized businesses through a national network of independent agents and brokers.

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                  Forward-looking information contained in this
                 news release is subject to risk and uncertainty

Forward-looking information contained in this release is subject to risk and uncertainty. Information contained in this release that relates to anticipated financial performance, business prospects and plans, regulatory developments and similar matters are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical information are forward-looking. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this release. The risks and uncertainties include, but are not limited to:

     >> Risks related to the pricing and underwriting of our products, and the subsequent establishment of reserves, such as:

          o Successful implementation of a new-business entry model for personal and commercial lines

          o Our ability to appropriately price and reserve for changes in the mix of our book of business

          o Our ability to establish pricing for any changes in driving patterns

          o Inflationary pressures on medical care costs, auto parts and repair, construction costs and other economic factors that increase the severity of claims

          o Our availability and pricing of our reinsurance, including coverage for loss from terrorism and our ability to collect from our reinsurers

          o Our ability to price for or exclude the risk of loss from terrorism on our policies

     >>   Risks related to our Property & Casualty insurance strategy, such as:

          o    Our  ability  to  achieve  premium  targets  and   profitability,
               including realization of growth and business retention estimates

          o    Our ability to achieve overall expense goals

          o Our ability to run off our London business and other businesses that we have exited, or intend to exit in the future, without incurring material unexpected charges

     >>   Regulatory, judicial and legislative risks, such as:

          o    Our ability to freely enter and exit lines of business

          o Our ability to successfully obtain regulatory approval of rates and underwriting guidelines, including price-tiered products and the use of insurance scores that include credit information as a component

          o Interpretation of insurance policy provisions by courts or tax authorities, court decisions regarding coverage and theories of liability, trends in litigation and changes in claims settlement practices

          o    The outcome of any litigation against us

          o Legislative and regulatory developments affecting the actions of insurers, including requirements regarding rates, taxes and availability of coverage

     >> The competitive pricing environment, initiatives by competitors and other changes in the competition

     >>   Unusual loss activity, such as:

          o Weather conditions, including the severity and frequency of storms, hurricanes, hail, snowfall and winter conditions

          o    The  occurrence  of  significant  natural  disasters,   including
               earthquakes

          o    The  occurrence  of  significant  man-made  disasters,   such  as
               terrorist attacks or war

          o The occurrence of bankruptcies that result in losses on insurance products or investments

     >>   Financial and economic conditions, such as:

          o    Performance of financial markets

          o    Availability of bank credit facilities

          o    Fluctuations in interest rates

          o    General economic conditions

     >>   Operational risks, such as:

          o Damage to our infrastructure resulting in a disruption of our operations

          o    Internal or external fraud perpetrated against us

We assume no obligation to update any forward-looking statements contained in this news release.

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